Exhibit 99.b

CROWN EUROPEAN HOLDINGS

LETTER TO HOLDERS

To Holders of 9 1/2% Second Priority Senior Secured Notes Due 2011, 10 1/4% Second Priority Senior Secured Notes Due 2011 or 10 7/8% Third Priority Senior Secured Notes Due 2013:

Crown European Holdings (the “Company”) is offering upon and subject to the terms and conditions set forth in the Prospectus, dated ,         2003 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”): (i) each $1,000 principal amount of its 9 1/2% Second Priority Senior Secured Notes due 2011 (the “New Dollar Second Priority Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement (the “Registration Statement”) of which the Prospectus is a part, for each $1,000 principal amount of its outstanding 9 1/2% Second Priority Senior Secured Notes due 2011 (the “Old Dollar Second Priority Notes”), of which $1,085,000,000 principal amount is outstanding; (ii) each €1,000 principal amount of its 10 1/4% Second Priority Senior Secured Notes due 2011 (the “New Euro Second Priority Notes” and, together with the New Dollar Second Priority Notes, the “New Second Priority Notes”) that have been registered under the Securities Act, pursuant to the Registration Statement, for each €1,000 principal amount of its outstanding 10 1/4% Second Priority Senior Secured Notes due 2011 (the “Old Euro Second Priority Notes” and, together with the Old Dollar Second Priority Notes, the “Old Second Priority Notes”), of which €285,000,000 principal amount is outstanding; and (iii) each $1,000 principal amount of its 10 7/8% Third Priority Senior Secured Notes due 2013 (the “New Third Priority Notes” and, together with the New Second Priority Notes, the “New Notes”) that have been registered under the Securities Act, pursuant to the Registration Statement, for each $1,000 principal amount of its outstanding 10 7/8% Third Priority Senior Secured Notes due 2013 (the “Old Third Priority Notes” and, together with the Old Second Priority Notes, the “Old Notes”), of which $725,000,000 principal amount is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreements dated February 26, 2003, by and among the Company, the Guarantors as defined in the Registration Rights Agreements, Salomon Smith Barney Inc. and Deutsche Bank Securities Inc.

Briefly, you may either:

a. Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b. Retain your Old Notes.

All tendered Existing Notes must be received on or prior to             , 2003 at 5:00 p.m., New York City Time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (888) 634-7103 or write Mellon Investor Services LLC, Reorganization Department, P.O. Box 3301, South Hackensack, NJ 07606.

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